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                                                                       EXHIBIT P

Telenor East Invest AS
Universitetsgaten 2
N-0130 Oslo
Norway

                                  May 30, 2001

Open Joint Stock Company
"Vimpel-Communications"
10-12, Ulitsa 8-Marta
125683, Moscow
Russian Federation


         Re: Undertakings with respect to Certain Corporate Governance Matters

Ladies and Gentlemen:

        Open Joint Stock Company "Vimpel-Communications" (the "Company"), Eco Telecom Limited and Telenor East Invest AS ("Telenor") are today entering into the Primary Agreement dated as of the date hereof (the "Primary Agreement") and certain other Principal Agreements. Unless otherwise defined herein, terms defined in the Primary Agreement are used herein as therein defined. In consideration of the undertakings of the Company therein and in such other Principal agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Telenor hereby agrees as follows:

(a) Subject to compliance with applicable Law, to vote (and to cause its respective Controlled Affiliates to vote) any Shares (as defined in the Registration Rights Agreement) owned by it and/or them in favor of the following agenda items at the Company's next extraordinary general meeting of its shareholders:

         (i) an increase in the charter capital of the Company through the issuance of 5,150,000 additional shares of Common Stock through a closed subscription to Eco Telecom;

         (ii) approval of a series of major transaction in connection with the purchase by VimpelCom of newly-issued shares of common stock of Closed Joint Stock Company "VimpelCom-Region"; and

         (iii) approval of certain amendments to the Company's charter, as specified in Schedule 5.04 to the Primary agreement.

(b) Subject to compliance with applicable Law, to cause directors nominated by Telenor (or who represent Telenor's shareholding in the Company) to vote in favor of the declaration and/or full payment of any and all dividends payable on or in respect of the company's shares of Preferred Stock (whether in the form of a Board recommendation to shareholders of the company for payment of annual dividends, Board approval of payment of interim dividends or otherwise); and


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(c)      During the period commencing on the date of the Closing and ending on the fourth anniversary thereof, to vote or cause to be voted any and all Shares held by the undersigned or any Controlled Affiliate of the undersigned in favor of any issuance of New Securities (as defined in the Registration Rights Agreement) proposed by the Company, provided that:

         (i) any decision of the Board or the shareholders of the Company to issue New Securities shall permit the undersigned to purchase such New Securities in an amount sufficient to maintain its percentage ownership interest in the voting capital stock of the Company (calculated prior to giving effect to such issuance) and on the same terms and conditions as other purchasers of such New Securities; and

         (ii) the undersigned shall not be obligated to vote its Shares in favor of any issuance of New Securities if, immediately prior to the proposed issuance of such New Securities, the undersigned owned the Specified Percentage and, after giving effect to such issuance and the purchase by the undersigned of such New Securities in an amount sufficient to maintain its ownership of the Specified Percentage, the undersigned would be required to purchase and pay for, on a cumulative basis, over such four (4) year period, New Securities in an aggregate amount in excess of US$25,000,000; provided, however, that notwithstanding the foregoing aggregate limitation, the undersigned shall, in any event, be required to vote all of its Shares in favor of any proposed issuance of New Securities if the Company intends to use the proceeds of such issuance to purchase new shares of voting capital stock of VIP-R in connection with a share issuance by VIP-R to acquire an Opportunity (as defined in the Registration Rights Agreement), as contemplated by Section 5.02(c) of the Registration Rights Agreement, if such Opportunity was offered to VIP-R by the undersigned pursuant to Section 5.02(c) of the Registration Rights Agreement or Section 6.02(c) of the VIP-R Shareholders Agreement.

         This undertaking shall be effective on the date hereof and shall continue in full force and effect until the earlier of (a) the termination of the Primary Agreement in accordance with Article XII thereof and (b) the date on which Telenor, its Controlling Person and Controlled Affiliates of such Controlling Person own, in the aggregate, Shares representing less than five percent (5%) of the issued and outstanding shares of Common Stock. Telenor agrees that it will not take action, and, to the extent permitted by applicable law, will cause its Board nominees not to take any action, to prevent enforcement by the Company of the undertakings set forth herein.

The provisions of Article XIII of the Primary Agreement are incorporated by reference herein, as if set forth in full herein, with references therein to "this Agreement" and the words "hereof", "herein", "hereto" and the like being deemed to refer to this letter, and references therein to any "Party" or the "Parties" being deemed to refer to the undersigned and the Company, as the case may be.


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                                                          TELENOR EAST INVEST AS


                                                          By /s/ Tron Ostby
                                                              Tron Ostby
                                                              Attorney-in-Fact

Acknowledged:

OPEN JOINT STOCK COMPANY
"VIMPEL-COMMUNICATIONS"


By /s/ Dmitri B. Zimin
     Dmitri B. Zimin
     President

By /s/ Vladimir M. Bychenkov
     Vladimir M. Bychenkov
     Chief Accountant


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